Exhibit J

ACCELERATED GLOBAL TENDERsm *

AGREEMENT FOR SALE BY HARMONY GOLD MINING COMPANY LTD OF UP TO 25,010,693 ORDINARY SHARES IN GOLD FIELDS LIMITED (“SHARES”) DATED 15 NOVEMBER 2005

Harmony Gold Mining Company Ltd (the “Seller” ) hereby appoints Merrill Lynch South Africa Pty Limited (“MLSA”) and its duly qualified affiliates to use reasonable endeavours to procure purchasers, in reliance on the representations and warranties given by the Seller below and pursuant to the terms and conditions set out below, by way of an Accelerated Global Tendersm (the “Tender”), for up to 25,010,693 ordinary shares of par value ZAR 50 cents each (together with all rights attaching thereto) (“Ordinary Shares”) in the form of Ordinary Shares and in the form of American depositary shares (together with all rights attaching thereto) (“ADSs”) in Gold Fields Limited (the “Company”) (the ADSs, together with the Ordinary Shares, the “Sale Shares”), being its entire holding of shares in the Company, on an agency basis. The Seller confers on MLSA and its duly qualified affiliates all powers, authorities and discretions on its behalf reasonably necessary or incidental to effect the Tender. In connection with the Tender, the Seller hereby represents and warrants to MLSA and its duly qualified affiliates as follows and such representations and warranties are deemed repeated as of the date of the Terms of Sale and the Closing Time (as defined below):

1.	The Seller has been duly incorporated and is validly existing under the laws of South Africa and has good legal, beneficial and marketable title to the Sale Shares, and power to sell and transfer the Sale Shares with full title, free and clear of any pledge, lien, mortgage, encumbrance, security interest, claim or equity whatsoever (each an “Encumbrance”);

2.	Upon the sale of the Sale Shares to purchasers procured by MLSA or its duly qualified affiliates, such purchasers will acquire good legal, beneficial and marketable title to the Sale Shares, free and clear of any Encumbrance.

3.	The Seller is not aware of any non-public fact or circumstance, which, if made public, would or would be likely to have a material effect upon the market price of the Sale Shares, the Company or the Company and its subsidiaries considered as one enterprise.

4.	The Seller is not an affiliate of the Company within the meaning of the US Securities Act of 1933, as amended (the “Securities Act”).

5.	On the basis of public information made available to the Seller, the Company is a “foreign issuer” (as defined under Regulation S under the Securities Act (“Regulation S”).

6.	Neither the Seller nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act(“Regulation D”)) nor any persons acting on its or their behalf, (i) has made or will make, prior to completion of distribution, any offers or sales of any security, or has solicited or will solicit, prior to completion of distribution, offers to buy, or has otherwise negotiated or will negotiate, prior to completion of distribution, in respect of, any security, under circumstances that would require the registration of the Sale Shares under the Securities Act; or (ii) has engaged or will prior to completion of distribution engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer and sale of the Sale Shares in the United States

7.	Neither the Seller nor its affiliates (as defined in Rule 501(b) of Regulation D) nor any persons acting on its or their behalf, has engaged or will engage, prior to completion of distribution, in any “directed selling efforts” (as defined in Regulation S) with respect to the Sale Shares.

8.	This Agreement has been duly executed and delivered by the Seller and constitutes valid and legally binding obligations of the Seller enforceable in accordance with its terms and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorised (with all necessary corporate action taken) by the Seller and do not conflict with or breach any agreement to which the Seller is a party or any applicable law, regulation, order or judgement or any constitutive document of the Seller.

9.	All consents, approvals, registrations, filings, qualifications or similar permissions of or with any court, stock exchange or taxation authority and/or any governmental, regulatory or other agency or body required (if any), for or in connection with the sale and transfer of the Sale Shares and the valid execution, delivery and performance by the Seller of this Agreement, have been obtained or made and are in full force and effect and no event has occurred or is expected to occur which allows, or after notice or lapse of time would allow, revocation or termination thereof.

10.	In respect of any Ordinary Shares in the Company not sold by the Seller pursuant to the Tender, neither the Seller nor any person acting on its behalf, will, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise transfer or dispose of any securities of the same class as the Sale Shares or any securities convertible into or exchangeable for securities of the same class as the Sale Shares or other instruments representing interests in securities of the same class as the Sale Shares or enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise in each case without the prior written consent of MLSA, for a period beginning on the date of this Agreement and ending on the date which is 90 days after the Closing Date (as defined below). The Seller will not cause or authorise any of its affiliates (as defined in Rule 501(b) of Regulation D) to do any of the foregoing.

11.	The Seller has not distributed nor has any person acting on its behalf distributed and, prior to the later to occur of (i) the Closing Time (as defined below) and (ii) completion of the Tender, neither the Seller nor any person acting on its behalf shall distribute any offering material in connection with the offering and sale of the Sale Shares. The Seller has not caused or authorised any of its affiliates (as defined in Rule 501(b) of Regulation D) to distribute and prior to the later to occur of (i) the Closing Time and (ii) completion of Tender, the Seller will not cause or authorise any of its affiliates to distribute, any offering material in connection with the offering and sale of the Sale Shares.

The number of Sale Shares to be sold, the offer price per Sale Share (the “Offer Price”) less commission of such amount as set out in the Terms of Sale (the “Purchase Price”), the Transaction Commission (as defined below) and the closing date for the transaction (the “Closing Date”) will be

*	sm“Accelerated Global Tender” and “AGT” are Service Marks of Merrill Lynch & Co., Inc.

subject to agreement by the parties at the time of pricing the Tender and as set out in the terms of sale, substantially in the form attached in Schedule 1 and executed by the parties after their execution of this Agreement (the “Terms of Sale”).

MLSA hereby represents and warrants to the Seller as follows and such representations and warranties are deemed repeated as of the date of the Terms of Sale and the Closing Time (as defined below):

1.	MLSA acknowledges that the Sale Shares have not been and will not be registered under Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S)(“U.S. Persons”), except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act,

2.	In connection with offers and sales of the Sale Shares outside the United States in reliance on Regulation S, MLSA represents to the Seller that:

2.1	It has offered and sold the Sale Shares, and will offer and sell the Sale Shares, (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering of the Sale Shares and the Closing Time, only in accordance with Regulation S or Rule 144A.

2.2	Neither it nor any of its affiliates (as defined in Rule 501(b) of Regulation D), nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Sale Shares, and all such persons have complied and will comply with the offering restrictions requirement of Regulation S.

2.3	At or prior to the confirmation of sale of any Sale Shares sold in reliance on Regulation S, MLSA will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchases Sale Shares from it during the distribution compliance period a confirmation or notice substantially to the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities and the date of closing of the sale of the Securities, except in accordance with Regulation S or Rule 144A. Terms used above have the meanings given to them by Regulation S.”

In consideration for the services provided by MLSA and its duly qualified affiliates in connection with the Tender, the Seller agrees to pay to MLSA at the Closing Time (as defined below) a commission (of such percentage as is set out in the Terms of Sale) (together with any VAT thereon) on the product of the Offer Price and the number of Sale Shares each as set forth in the Terms of Sale (the “Transaction Commission”). MLSA shall be entitled to deduct and withhold the amount of the Transaction Commission from the gross proceeds received from the sale of the Sale Shares to investors pursuant to the Tender.

The Seller will pay and/or indemnify MLSA in respect of any amounts paid or payable by MLSA or its affiliates in respect of, (a) any stamp, securities transfer, issue, registration, documentary or other taxes, duties or governmental charges whatsoever, including interest and penalties, (“Taxes”) payable in connection with (i) the execution and delivery of this Agreement; (ii) the performance of the obligations arising under this Agreement and the Tender; and/or (iii) the offering of, delivery of, or agreement to purchase the Sale Shares hereunder and (b) any value-added tax payable on the commissions and other amounts payable by the Seller pursuant to this Agreement. All payments to be made by the Seller to MLSA hereunder shall be made without withholding or deduction for or on account of any present or future Taxes unless the Seller is compelled by law to deduct or withhold such Taxes. In that event, the Seller shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made.

The obligations of MLSA under this agreement shall be subject to MLSA receiving at the Closing Time (as defined below), in each case in form and substance satisfactory to MLSA:

(i)	a South African law opinion from Cliffe Dekker Incorporated, legal advisers to the Seller; and

(ii)	a US “no registration” opinion from White & Case, legal advisers to MLSA.

The Seller will as soon as practicable after the Closing Time (as defined below) and within any prescribed period of time give such notices to, or make such announcements or filings with the JSE Limited (“JSE”), the Financial Services Board (“FSB”), the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) or other agencies or bodies as may be required under applicable laws and regulations in connection with the sale of the Sale Shares.

Save as otherwise provided in this Agreement, whether or not the Tender is completed, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Delivery of and payment for the Sale Shares (as set out below) shall occur at • [am/pm] on the Closing Date, or such other date and time as may be agreed in writing by the Seller and MLSA (the “Closing Time”) by the transfer to the account(s) of the Seller to be designated by the Seller in immediately available funds of the Purchase Price for the number of Sale Shares set forth in the Terms of Sale against delivery of such Sale Shares in dematerialised form to the account(s) designated by MLSA or its duly qualified affiliates or otherwise in the manner agreed between the parties.

Termination

Notwithstanding anything contained in this Agreement, MLSA may by notice to the Seller given at any time prior to the Closing Time terminate this Agreement in any of the following circumstances:

(A)	if there shall have come to the notice of MLSA or any of its affiliates any breach of, or any event that in the judgement of MLSA renders untrue or incorrect in any respect, any of the representations and warranties contained in this Agreement or any failure to perform any of the Seller’s undertakings or agreements in this Agreement; or

(B)	(i) if any material adverse change in the condition, results of operations or prospects of the Company occurs or is made public on or after the date of this Agreement, or (ii) if there has occurred (a) any material adverse change in the financial markets in the United States, the United Kingdom, or South Africa or in the international financial markets, (b) any outbreak or escalation of hostilities, act of terrorism or other calamity or crisis or (c) any change or development involving a prospective change in national or international political, financial or economic conditions, or currency exchange rates, in each case the effect of which is such as to make it, in the judgement of MLSA, impracticable or inadvisable to market the Sale Shares or to enforce contracts for the sale of the Sale Shares, or (iii) if trading in any securities of the Company has been suspended or materially limited by the JSE, the FSB, the SEC or the NYSE, the American Stock Exchange (“ASE”) or in the Nasdaq National Market (“Nasdaq”), or if trading generally on the JSE, the NYSE or the ASE or in Nasdaq has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of the said exchanges or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or in Europe, or (iv) if a banking moratorium has been declared by either the United States, the United Kingdom or South Africa.

Upon such notice being given, this Agreement will terminate immediately and the parties to this Agreement shall be released and discharged (except for any liability arising before or in relation to such termination) from their respective obligations under or pursuant to this Agreement.

Indemnification

The Seller agrees to indemnify and hold harmless MLSA and its affiliates (as defined in Rule 501(b) of Regulation D), subsidiaries and holding companies and the subsidiaries of any of such holding companies and their respective directors, officers, employees and agents (each such person being an “Indemnified Party”) from and against:

(A)	any and all direct losses, claims, damages, liabilities, costs and expenses, joint or several as incurred, which any Indemnified Party may suffer or incur; and

(B)	all direct liability in respect of any claim or action which is brought or threatened to be brought against an Indemnified Party (whether or not such claim or action is in fact brought or is successful, compromised or settled) including (without prejudice to the generality of the foregoing) all customary and reasonable costs, charges and expenses (including, without limitation, legal expenses) as they are reasonably incurred by an Indemnified Party in connection with the investigation of, preparation for or defence of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Seller;

in each case arising by reason of, or in connection with, (i) any breach or alleged breach of the representations, warranties, agreements or undertakings given or made by the Seller in this Agreement or the appointment and/or authorisation of MLSA in this Agreement or (ii) the due performance by MLSA of its obligations under this Agreement.

If any action, claim or demand shall be brought or alleged against any Indemnified Party in respect of which indemnity is to be sought from the Seller under this Agreement, the Indemnified Party shall promptly notify the Seller. The Seller shall reimburse to the Indemnified Party on demand the fees and expenses of the Indemnified Party’s legal advisers as incurred by the Indemnified Party in connection with the defence thereof.

Each Indemnified Party (as defined above) will have the right under the Contracts (Rights of Third Parties) Act 1999 (which will apply to this Agreement) to enforce its rights against the Seller under this Agreement, as amended from time to time, provided that, save to the extent notified to the Seller in writing by MLSA, MLSA will have sole conduct of any action on behalf of the relevant Indemnified Person. [Save as provided in this Agreement no one other than MLSA and the Seller will be entitled to directly enforce their rights under this Agreement under the Contracts (Rights of Third Parties) Act 1999 or otherwise. MLSA will have no responsibility to any Indemnified Party under or as a result of this Agreement.]

The aforementioned terms do not constitute, and shall not be construed as, an agreement or commitment between the Seller and MLSA relative to underwriting or purchasing the Sale Shares referred to above until execution by all parties of the Terms of Sale.

This Agreement shall be governed by, and construed in accordance with, the laws of South Africa and MLSA and the Seller each irrevocably submits to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of South Africa with respect to any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement (“Proceedings”). Nothing in this Agreement shall limit the right of the parties to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the parties from taking Proceedings in any other jurisdiction, whether concurrently or not.

Notwithstanding completion of the Tender, the representations and warranties given in this Agreement shall continue in full force and effect.

This Agreement may be signed in any number of counterparts and by the parties on separate counterparts, each of which is an original, but all of which constitute one and the same instrument.

This Agreement has been entered into on the date mentioned at the beginning.

MERRILL LYNCH SOUTH AFRICA (PTY) LIMITED		HARMONY GOLD MINING COMPANY LTD

/s/ Mark Durr		/s/ Zacharias Bernardus Swanepoel
By:	Mark Durr	By:	Zacharias Bernardus Swanepoel
Title:	Director	Title:	Chief Executive Officer

/s/ Nomfundo Qangule
		By:	Nomfundo Qangule
		Title:	Chief Executive Officer

SCHEDULE

TERMS OF SALE

Further to the agreement dated 15 November 2005 between the Seller and MLSA (the “Sale Agreement”), the following final terms of sale are hereby agreed:

Sale Shares:	[●] Ordinary Shares/ [●] American depositary shares in Gold Fields Limited

Offer Price:	ZAR [●] per Ordinary Share US$ [●] per American depositary share

Commission:	[●]% (resulting in Transaction Commission in respect of all Sale Shares in aggregate of [ZAR/£/US$/EUR[●]]

Purchase Price (which is the Offer Price net of Commission:	[●] per Sale Share (resulting in a Total Purchase Price in respect of all Sale Shares sold (net of Transaction Commission) of [ZAR/£/US$/EUR[●]]

Taxes:	[To be paid by Seller]

Closing Date:	[●]

Terms defined in the Sale Agreement shall have the same meanings herein.

The Seller and MLSA confirm the provisions of the Sale Agreement and acknowledge and agree that this schedule forms part of and shall be read in conjunction with the Sale Agreement.

This Schedule has been entered into on ●

MERRILL LYNCH SOUTH AFRICA (PTY) LIMITED

By: Title:

HARMONY GOLD MINING COMPANY LTD

By: Title: